Exhibit 10.1
NCR ATLEOS CORPORATION
2023 STOCK INCENTIVE PLAN
[PERFORMANCE-BASED] RESTRICTED STOCK UNIT AWARD AGREEMENT

NCR Atleos Corporation, a Maryland corporation (the “Company”) pursuant to its 2023 Stock Incentive Plan, as it may be amended from time to time (the “Plan”) hereby grants you a number of [performance-based] Restricted Stock Units (“RSUs”) in the amount set forth below (the “Award”). The Award is subject to all of the terms and conditions set forth in this [Performance-Based] Restricted Stock Unit Award Agreement, including the exhibits attached hereto (this “Agreement”) and the Plan. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

I.NOTICE OF AWARD

1.Grant of Award. You have been granted RSUs, each of which represents the right to receive one share of Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant Name (“you”):
Grant Date:
Total Number of RSUs Granted:

    The number of RSUs may be adjusted in the event of changes in capital structure and similar events, as provided in Section 3.04 of the Plan.

2.Vesting Schedule. The RSUs will vest pursuant to the schedule set forth in Exhibit A, which is attached hereto and incorporated herein in its entirety.

3.Settlement. Subject to Section II(7), each RSU will be settled by delivery to you of one Share within thirty (30) days following vesting. The Committee may, in its sole discretion, deliver cash in lieu of all or any portion of the Shares otherwise deliverable in respect of the RSUs in an amount equal to such number of Shares multiplied by the Fair Market Value of a Share on the date when such shares would otherwise have been issued, as determined by the Committee.

4.Termination of Employment; Change in Control. Unless otherwise provided in Exhibit B, all unvested RSUs will be forfeited upon your termination of Employment. In the event of a Change in Control, Article X of the Plan shall apply, unless otherwise provided in Exhibit B.

II.TERMS AND CONDITIONS OF AWARD

1.Stockholder Rights. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, the RSUs (including, without limitation, any voting rights or any right to dividends paid with respect to the Shares underlying the RSUs) unless and until the RSUs vest and the Company has issued and delivered Shares to you and your name has been entered as a stockholder into the books and records of the Company.

Exhibit 10.1
2.Securities Law Compliance. In no event will the Company deliver Shares upon vesting and settlement of the RSUs unless the Shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities law or, if not registered, the Committee has determined that the issuance of the Shares would be exempt from the registration requirements of the Securities Act and applicable state securities laws. The issuance of Shares also must comply with all other applicable laws and regulations governing the RSUs, including the requirements of any Applicable Exchange, and you may not be issued Shares if the Committee determines that such issuance would not be in material compliance with such laws, regulations and listing requirements.

3.Transferability. Except as permitted in the Plan, the RSUs are not transferable except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the RSUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the RSUs or any attempt to make any such levy of execution, attachment or other process will cause the RSUs to terminate immediately.

4.Recovery of Compensation. Notwithstanding anything to the contrary in this Agreement, this Award shall be subject to applicable recoupment, clawback and similar provisions under applicable law or regulation, as well as the Company’s Clawback Policy, as may be in effect from time to time (the “Clawback Policy”), in accordance with Section 14.13 of the Plan. By accepting this Award, you acknowledge and agree that: (i) to the extent the RSUs constitute “Covered Incentive Compensation” subject to the terms of the Clawback Policy (or any similar compensation recovery policy) then you may be required to forfeit or repay any or all of the RSUs, the Shares issued on settlement of the RSUs or amounts received by you in connection with any disposition of any such Shares pursuant to the terms of the Clawback Policy; and (ii) the Company may, to the extent permitted or required by applicable law or regulation (including the Dodd-Frank Act), enforce any repayment obligation pursuant to the Clawback Policy by reducing any amounts that may be owing from time to time by the Company to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, or enforce any other recoupment as prescribed by applicable law or regulation.

5.Code of Conduct; Insider Trading. Notwithstanding anything herein to the contrary, this Award and your right to receive Shares on settlement of the RSUs are expressly conditioned upon your timely annual certification to the Company’s Code of Conduct. If you do not timely provide any certification required by the Company or an Affiliate before vesting of any portion of the RSUs, that portion of the RSUs will be forfeited, except that no such forfeiture will occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to the Code of Conduct within 30 days following such notice. With respect to any Shares distributed under this agreement, you understand and agree that you are responsible for reviewing, understanding and complying with Insider Trading laws and the Company’s Insider Trading Policy, and that you may not trade in Company securities except in compliance with the Company’s Insider Trading Policy (as may be amended from time to time), which is incorporated herein by reference.

6.No Right to Continued Service. Neither the Company nor any of its Affiliates is obligated by or as a result of the Plan or this Agreement to continue your employment or other service with the Company or any Affiliate, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company and its Affiliates to terminate your Continuous Service at any time, subject to applicable law.

Exhibit 10.1

7.Tax Withholding.

(a)Before tax and withholding events, as a condition of your receiving Shares in respect of the RSUs, you agree to make arrangements satisfactory to the Company and the Committee to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax and other Federal, state or local and non-U.S. tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) determined by the Committee in its sole discretion in connection with the Award or your participation in the Plan, including paying the Company or an Affiliate, in its sole discretion, through payroll withholding or other Committee-required method, the amount of Tax-Related Items required to be paid or withheld with respect to the RSUs. Such payment of Tax-Related Items will be made by the Company withholding Shares issuable upon settlement of the RSUs equal to the amount required to be withheld or paid as determined by the Company, except to the extent that: (i) the Chief Human Resources Officer permits payment for such Tax-Related Items in cash by an employee other than an executive officer of the Company (“Executive Officer”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or (ii) you are an Executive Officer and you elect to make payment for such Tax-Related Items in cash or by instructing the Company and any brokerage firm approved by the Company to sell on your behalf the Shares underlying the RSUs that the Company determines will satisfy such Tax-Related Items. Any withholding of Shares or sale or cash payment pursuant to this Section will occur when the requirement to withhold or pay taxes arises, or as soon as practicable afterwards if permitted by the Company. If you are an Executive Officer who instructs a brokerage firm sale permitted by this Section, you will be responsible for, and will indemnify and hold the Company harmless with respect to, any and all losses, costs, damages or other expenses (including brokerage fees and other similar costs related directly to any such sale of Common Stock) arising in connection with, or related to, any such sale. In addition, the Company or an Affiliate may (but is not required to), to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to you from the Company or any Affiliate. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering such statutory withholding rates as may be determined applicable in the discretion of the Committee that will not result in an adverse accounting consequence or cost.

(b)You acknowledge that if, at the time any Shares of Common Stock are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section, you are an Executive Officer as defined above, any such sale of Common Stock must be made pursuant to an exemption from the requirements under Section 16(b) of the Act.

(c)You agree that the ultimate liability for all Tax-Related Items remains your responsibility and may exceed the amount withheld. Neither the

Exhibit 10.1
Committee, the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the RSUs.

8.Section 409A. It is the Committee’s and the Company’s intent that payments under this Agreement shall be exempt from Section 409A of the Code (“Section 409A”) to the extent applicable, and that this Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any payment or benefit under this Agreement is determined by the Committee to constitute “nonqualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service,” as defined for purposes of Section 409A under applicable regulations, from the Company and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Committee), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service from the Company (or your earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

9.Notices. All notices required hereunder shall be in writing and shall be deemed given upon the following business day if delivered personally (provided receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmation) or five business days after deposit in the U.S. Mail, certified with return receipt requested. All notices shall be addressed as follows: (a) If to the Company: NCR Atleos Corporation, 864 Spring Street NW, Atlanta, GA 30308, Attn: General Counsel, with a copy via electronic mail to: law.notices@ncr.com, (b) if to you: your last known address shown in the personnel records of the Company, or (c) to such other address as either party will have furnished to the other in writing.

10.Data Privacy. By entering into this Agreement, you understand and acknowledge that your personal data may be processed, in electronic or other form as described in the Company’s Employee Privacy Notice applicable to your jurisdiction.

11.Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the internal laws of the State of Georgia without regard to that state’s conflict-of-laws rules.

12.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

13.Amendment. This Agreement may be modified or amended at any time in accordance with the Plan, except that no such amendment will be made that would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Section 409A, stock exchange rules or accounting rules.

III.RESTRICTIVE COVENANTS

Exhibit 10.1
You acknowledge that your agreement to the restrictive covenants, including any confidentiality, non-competition, and non-solicitation and similar covenants, set forth in an exhibit to this award or in a separate agreement with a member of the Company Group (such as an employment offer letter or employment agreement) is a material inducement to the Company’s granting of the RSUs pursuant to this Agreement, without which the Company would not grant such RSUs. As such, you reiterate your acknowledgment of, and agreement to be bound by, such provisions, which are incorporated herein.

IV.ACKNOWLEDGMENTS

You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the RSUs are intended to be consideration in exchange for the promises and covenants set forth in this Agreement; (c) you have carefully read, considered and understand all of the provisions of this Agreement and the Company’s policies reflected in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this award of RSUs; (f) the obligations and restrictions set forth in this Agreement are fair and reasonable; and (g) if you receive the Shares of Common Stock upon settlement of the RSUs, the value of such Shares may increase or decrease in value and no guarantees are made as to the future prospects of the Company or the Shares. The Company is not providing any tax, legal or financial advice, or making any recommendations about your Plan participation, or any transaction relating to your RSUs or the underlying Shares. You should consult with your own personal tax, legal and financial advisors before taking any Plan-related action.

Your Plan participation is voluntary. The value of your Award is an extraordinary item of income, is not part of your normal or expected compensation and will not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. The Award is a one-time benefit that creates no contractual or other right to further awards or other future benefits. Future grants (if any) and their terms are at the sole discretion of the Company.

By executing this Agreement, you agree to be bound by all of the provisions of the Plan applicable to the Award, the provisions of which are hereby made a part of this Agreement and incorporated herein by reference, and all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

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Exhibit 10.1
By acknowledging this award of RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Committee or another third party designated by the Committee.
NCR Atleos Corporation

By:    [NAME]
Title:
Participant:

[NAME]
Acknowledgment Date:

RSU Exhibits – Performance-Vested RSUs
EXHIBIT A
VESTING SCHEDULE

1.Definitions. Unless otherwise defined herein, the terms defined in the Agreement shall have the same defined meanings in this Exhibit A. For purposes of this Exhibit A, the following terms shall have the following meanings:
“CAGR” shall mean the compound annual growth rate in the Company’s Total Shareholder Return over the Performance Period (or portion of the Performance Period, as applicable).
“Comparator Group” shall consist of the companies included in the [ ] as of the first day of the period beginning 20 trading days prior to the start of the Performance Period, subject to Section 5.
“Earned RSUs” means the number of RSUs earned under the Agreement and this Exhibit A equal to [0% up to 200%] of the Target Award Number, determined based on the Company’s performance in accordance with the terms of this Exhibit A, after giving effect to any adjustment.
“Employer” means the Company or any Affiliate of the Company by which you are or have been employed.
“Performance Goals” means the Company’s Total Shareholder Return and if applicable, Relative Total Shareholder Return.
“Performance Period” means the means the three-year period beginning on [January 1, 2024] and ending on [December 31, 2026].
“Target Award Number” means the “Total Number of RSUs Granted” set forth in Section I(1) of the Agreement.
“Relative Total Shareholder Return” or “rTSR” shall mean the percentile ranking of the Company’s Total Shareholder Return as measured relative to the Total Shareholder Return of each company in the Comparator Group during the Performance Period.
“Total Shareholder Return” or “TSR” for the Company, and for each company in the Comparator Group, as determined by the Committee, shall be determined by comparing the rate of growth between (i) the average stock price for the Company and each company in the Comparator Group for the 20 trading days ending on [January 1, 2024], with dividends reinvested at the closing stock price of the applicable stock on the ex-dividend date, and (ii) the average stock price for the Company and each company in the Comparator Group for the final 20 trading days of the Performance Period, with dividends reinvested at the closing stock price of the applicable stock on the ex-dividend date. The Total Shareholder Return calculation shall be adjusted in an equitable manner for any stock splits, reverse stock splits, or other similar transactions to the extent determined in the sole discretion of the Committee.
2.Calculation of Earned RSUs. The number of RSUs that become Earned RSUs will be calculated by the Committee based on the Company’s Total Shareholder Return and, if applicable, the Company’s Relative Total Shareholder Return. Specifically, the Committee shall calculate the number of such Earned RSUs by multiplying the Target Award Number of RSUs by the applicable Payout Percentage set forth in the table below based on the Company’s Total Shareholder Return or Relative Total Shareholder Return results, as applicable, in each case as

RSU Exhibits – Performance-Vested RSUs
certified by the Committee for the Performance Period, and subject to such further adjustments and determinations as may be made in the sole discretion of the Committee.
The following table shall apply for purposes of calculating the number of RSUs that become Earned RSUs pursuant to this Agreement:

Earned RSUs
[Relative TSR (rTSR) Achievement vs. [_____]	Payout Percentage
[Greater than or Equal to 75th Percentile]	200%
[50th Percentile]	100%
[25th Percentile]	50%
[Below 25th Percentile]	0%
[The maximum percentage by which the Target Award Number of RSUs may be multiplied shall not exceed 200%. If the Company’s TSR achievement falls between the designated levels of performance set forth in the rows in the above table, the percentage by which the Target Award Number shall be multiplied shall be calculated by linear interpolation between such designated levels of performance, provided that, in any event, if the Company’s rTSR is greater than or equal to the 50th percentile, the Target Award Number of Stock Units shall be multiplied by at least 50%. Any fractional Shares resulting from the calculation of Earned RSUs shall be rounded down to the nearest whole Share and you will not receive any payment or other consideration in lieu of a fractional Share.]

3.Certification of Earned RSUs. The number of Earned RSUs will be certified by the Committee prior to the Vesting Date. Any RSUs that are not Earned RSUs will be automatically forfeited for no consideration immediately following the certification by the Committee.
4.Vesting Schedule. Except as otherwise provided in Exhibit B, the Earned RSUs shall vest on the third (3rd) anniversary of the Grant Date (the “Vesting Date”), provided you are continuously employed by, or providing services to, the Employer through and until the Vesting Date and the Committee has certified that the Company has achieved the Performance Goals for the Performance Period.
5. Post-Vesting Holding Period. Any Company shares issued to you (or your designated beneficiary) to settle Earned RSUs on the Vesting Date (net of any required withholding taxes) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you (or your designated beneficiary) prior to the first anniversary of the Vesting Date (or, if earlier, the date of your death, Disability, Termination or a Change in Control) other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

EXHIBIT B

RSU Exhibits – Performance-Vested RSUs
TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

1.Definitions. Unless otherwise defined herein, the terms defined in the Agreement and Exhibit A shall have the same defined meanings in this Exhibit B. For purposes of this Exhibit B, the following terms shall have the following meanings:
“Retirement” means Termination of Employment at age [60] or older with at least [5] years of continuous service with the Employer through your Termination Date (excluding service with acquired entities before the acquisition).
“Termination Date” means the date of your Termination of Employment for any reason.
2.Termination of Employment.
(a)Termination Due to Death or Disability. In the event of your Termination of Employment due to your death or Disability, then unvested RSUs shall vest on the date of such Termination of Employment equal to the greater of: (i) “TSR Target” performance, or (ii) actual level of achievement of the Performance Goals as of your Termination Date as determined and certified by the Committee and assuming for this purpose, that the Performance Period ended on your Termination Date.
(b)Termination Without Cause or Good Reason. In the event of your Termination of Employment by the Employer without Cause (other than due to your death or Disability) or your voluntary Termination of Employment for Good Reason, then except as provided in Section 3(b), unvested RSUs shall vest “Pro Rata” effective on the Vesting Date. For clarification, the RSUs will be adjusted for performance on the Vesting Date to determined the Earned RSUs as if there was no Termination of Employment during the Performance Period, and then the number of Earned RSUs as of the Vesting Date will be adjusted Pro Rata to determine the number of Shares you will receive. “Pro Rata” vesting is determined by multiplying the number of Shares that you would have received pursuant to the Agreement as if there was no Termination of Employment prior to the Vesting Date by a fraction, (i) the numerator of which is the number of days in the period starting on the Grant Date and ending on your Termination Date, and (ii) the denominator of which is the number of days in the period starting on the Grant Date and ending on the Vesting Date.

(c)Retirement. In the event of your Termination of Employment by you due to Retirement on or after the one-year anniversary of the Grant Date, and you continue to comply with the Agreement (including Section III), then any unvested RSUs shall remain outstanding until the Vesting Date and any Earned RSUs (determined and certified by the Committee in accordance with the Agreement and Exhibit A) shall vest effective on the Vesting Date, as if you had remained actively employed with the Employer through the Vesting Date.
(d)Other Termination of Employment. In the event of your voluntary Termination of Employment for any reason (other than Retirement or Good Reason) or a Termination of Employment by the Employer for Cause or due to death or Disability, all unvested RSUs will be automatically forfeited and cancelled on your Termination Date without consideration.
3.Change in Control. If a Change in Control is consummated during the Performance Period and prior to the Vesting Date, the RSUs shall be treated as follows:

RSU Exhibits – Performance-Vested RSUs
(a)RSUs Not Assumed, Converted or Replaced. If the RSUs are not assumed, converted or replaced by the continuing entity or successor, the number of Earned RSUs shall be determined and certified by the Committee in accordance with the Agreement and Exhibit A as if the Performance Period ended on the date the Change in Control is consummated. Such Earned RSUs shall vest immediately prior to the consummation of the Change in Control, provided you are continuously employed by, or providing services to, the Employer through and until such vesting date.
(b)RSUs Assumed, Converted or Replaced. If the RSUs are assumed, converted or replaced by the continuing entity or successor following a Change in Control, then any unvested RSUs will remain outstanding until the Vesting Date and the number of Earned RSUs shall be determined and certified by the Committee in accordance with the terms of the Agreement and Exhibit A as if the Performance Period ended on the date the Change in Control is consummated. Such Earned RSUs shall vest on the Vesting Date, provided you are continuously employed by, or providing services to, the Employer through and until the Vesting Date and unless earlier vested pursuant to this Exhibit B. Notwithstanding the foregoing, upon your Termination of Employment within 24 months following such Change in Control (i) by the Employer or the continuing entity or successor without Cause (excluding termination due to death or Disability) or (ii) by you for Good Reason (as defined in the Plan), then all unvested RSUs shall vest in full on the date of such Termination of Employment.